EXHIBIT 99.1
ParkOhio Announces Fourth Quarter and Full Year
2020 Results

Fourth Quarter 2020:
•Q4 2020 Sales of $360 million; Sequential growth of 6%
•Q4 GAAP EPS of $0.46; Adjusted EPS of $0.53
•Free cash flow of $25 million
•Net debt reduction of $24 million
•Liquidity increased to $252 million

Full Year 2020:
•Sales of $1.3 billion
•GAAP EPS of $(0.37); Adjusted EPS of $0.01
•Free cash flow of $44 million
•Net debt reduction of $33 million

CLEVELAND, OHIO, March 2, 2021 — Park-Ohio Holdings Corp. (NASDAQ: PKOH) today announced its results for the fourth quarter and full year 2020.

Matthew V. Crawford, Chairman and Chief Executive Officer, stated, “We are pleased to have ended the year with continued strengthening in the performance of our diversified business. Despite the challenges of last year, 2020 will be remembered as the year during which we realigned our business and created a stronger foundation for future growth. Our areas of greatest focus included lowering our cost to serve our global customer base and refining our allocation of capital towards our most strategic products and services. While we continue to see the lingering effects of the pandemic, we are positioned to see improving sales and quality of earnings as our end markets continue to recover. I want to again thank our associates for meeting the unique challenges of 2020 and supporting our customers during an extremely difficult time.”
FOURTH QUARTER AND FULL YEAR CONSOLIDATED RESULTS

In the fourth quarter of 2020, net sales were $360.4 million compared to $379.5 million in the 2019 period. Net income attributable to ParkOhio common shareholders in the fourth quarter of 2020 was $5.6 million, or $0.46 per diluted share, compared to net income attributable to ParkOhio common shareholders in the fourth quarter of 2019 of $7.6 million, or $0.61 per diluted share. Excluding special items, adjusted EPS was $0.53 per diluted share in the fourth quarter of 2020 compared to $0.65 per diluted share in the 2019 period.

Full year 2020 net sales were $1.3 billion compared to $1.6 billion in 2019. Net loss attributable to ParkOhio common shareholders in 2020 was $4.5 million, or $(0.37) per diluted share, compared to net income attributable to ParkOhio common
-more-

shareholders in 2019 of $38.6 million, or $3.12 per diluted share. Excluding special items, adjusted EPS was $0.01 per diluted share in 2020 compared to $3.74 per diluted share in 2019.

During the fourth quarter of 2020, the Company generated $36.5 million of cash flows from operating activities and, after capital expenditures of $11.4 million, generated $25.1 million of free cash flow. For the year 2020, operating cash flows were $69.3 million and free cash flow was $44.4 million. As of December 31, 2020, the Company’s liquidity improved to $252.4 million, which included cash and cash equivalents on-hand of $55.0 million and $197.4 million of unused borrowing availability.

SEGMENT RESULTS

In our Supply Technologies segment, sales volumes increased 5% in the fourth quarter compared to the fourth quarter a year ago due to stronger customer demand in several key end markets, most notably in the heavy-duty truck market; the powersports market; and the medical device market. These increases were partially offset by declines driven by the aerospace and defense and the industrial and agricultural equipment end markets. On a sequential basis, sales in the fourth quarter of 2020 were 8% higher than the third quarter of 2020 resulting from strong demand in the majority of our end markets. The strong sequential increase in our revenues is a direct correlation to the strength and diversity of our industrial customer base and end markets in this segment. We have also implemented margin improvement and operating cost reduction initiatives to improve operating margins as volumes continue to recover. In the fourth quarter, operating margins in this segment increased 150 basis points to 7.1% in the 2020 period compared to 5.6% in the fourth quarter of last year.

In our Assembly Components segment, fourth quarter sales volumes were up 2% compared to the fourth quarter a year ago and 4% compared to the third quarter of 2020. The improvements in current quarter sales were driven by continued strong auto-related demand and new product launches. Operating margins in this segment increased 30 basis points to 7.4% in the fourth quarter compared to 7.1% in the 2019 fourth quarter and were driven by cost reduction actions completed in 2020 and improved overall plant absorption in most of our factories. In the fourth quarter of 2020, the business incurred charges of $0.4 million related to additional restructuring actions, which included plant consolidation activity. The ongoing automotive trends to reduce vehicle emissions, light-weighting and electrification are positive indicators for our business, as we are able to provide a diversity of products using various manufacturing processes to meet the changing technology requirements of our auto-related customers.

In our Engineered Products segment, fourth quarter sales were down 25% compared to the fourth quarter a year ago, due to lower customer demand for new capital equipment and our forged products in certain key end markets, including steel, oil and gas, aerospace and defense and rail. Despite the year-over-year sales decline, fourth quarter 2020 sales in our induction capital equipment business were up 11% sequentially, while our forged and machined products business revenues were down 6% compared to third quarter 2020. During the fourth quarter of 2020, this segment incurred an operating loss of $0.8 million compared to operating income of $7.8 million in the 2019 quarter. Profitability in the fourth quarter of 2020 was negatively impacted by the lower sales levels, restructuring charges of $1.5 million to close and consolidate certain facilities, and higher manufacturing costs, primarily in our forged and machined products business, most of which were a direct result of the global pandemic.

2021 OUTLOOK

For 2021, we are targeting organic sales growth to be in the range of 8% to 12% and EBITDA, as defined margins to improve 150-200 basis points over 2020 EBITDA, as defined margins of 5.6%. In addition, we are targeting total capital expenditures in a range of $28 million to $32 million, and free cash flow conversion to be greater than 75% of net income.

CONFERENCE CALL

A conference call reviewing ParkOhio’s fourth quarter 2020 results will be broadcast live over the Internet on Wednesday, March 3, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.

ParkOhio is a diversified international company providing world-class customers with a supply chain management outsourcing service, capital equipment used on their production lines, and manufactured components used to assemble their products. Headquartered in Cleveland, Ohio, ParkOhio operates more than 120 manufacturing sites and supply chain logistics facilities worldwide, through three reportable segments: Supply Technologies, Assembly Components and Engineered Products.

This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: the ultimate impact the COVID-19 pandemic has on our business, results of operations, financial position and liquidity; our substantial indebtedness; the uncertainty of the global economic environment; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; the impact of labor disturbances affecting our customers; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate recent and future acquisitions into existing operations; the amounts and timing, if any, of purchases of our common stock; changes in general economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, laws and regulations, including those related to the current global uncertainties and crises, such as tariffs and surcharges; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities; public health issues, including the outbreak of COVID-19 and its impact on our facilities and operations and our customers and suppliers; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital; potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment or import and export controls and other trade barriers; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems; our ability to continue to pay cash dividends, and the timing and amount of any such dividends; and the other factors we describe under “Item 1A. Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	MATTHEW V. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(In millions, except per share data)
Net sales	$360.4	$379.5	$1,295.2	$1,618.3
Cost of sales	309.6	317.2	1,126.6	1,358.0
Gross profit	50.8	62.3	168.6	260.3
Selling, general and administrative expenses	38.2	44.8	152.9	177.2
Operating income	12.6	17.5	15.7	83.1
Other components of pension income and other postretirement benefits expense, net	1.8	1.4	7.3	5.6
Interest expense, net	(7.4)	(8.3)	(30.3)	(33.8)
Income (loss) before income taxes	7.0	10.6	(7.3)	54.9
Income tax (expense) benefit	(1.3)	(2.9)	2.5	(15.2)
Net income (loss)	5.7	7.7	(4.8)	39.7
Net income (loss) attributable to noncontrolling interest	(0.1)	(0.1)	0.3	(1.1)
Net income (loss) attributable to ParkOhio common shareholders	$5.6	$7.6	$(4.5)	$38.6

Earnings (loss) per common share attributable to ParkOhio common shareholders:
Basic	$0.47	$0.62	$(0.37)	$3.16
Diluted	$0.46	$0.61	$(0.37)	$3.12
Weighted-average shares used to compute earnings (loss) per share:
Basic	11.9	12.3	12.1	12.2
Diluted	12.2	12.4	12.1	12.4

Cash dividends per common share	$0.125	$0.125	$0.25	$0.50

Other financial data:
EBITDA, as defined	$25.9	$29.3	$72.9	$136.8

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Adjusted earnings is a non-GAAP financial measure that the Company is providing in this press release. Adjusted earnings is net income (loss) calculated in accordance with generally accepted accounting principles ("GAAP"), adjusted for special items. The Company presents this non-GAAP financial measure because management uses adjusted earnings to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant non-cash credits or charges and certain infrequent items impacting net income (loss). Adjusted earnings is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income (loss) calculated in accordance with GAAP. Adjusted earnings herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income (loss) to adjusted earnings:

	Three Months Ended December 31,				Year Ended December 31,
	2020		2019		2020		2019
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Net income (loss) attributable to ParkOhio common shareholders	$5.6	$0.46	$7.6	$0.61	$(4.5)	$(0.37)	$38.6	$3.12
Adjustments:
Plant closure and relocation, severance and other costs	2.0	0.17	0.6	0.05	7.6	0.63	4.4	0.36
Reversal of contingent consideration liability	(1.0)	(0.08)	—	—	(1.0)	(0.08)	—	—
One-time net expense related to former President	—	—	—	—	—	—	4.3	0.35
Tax effect of adjustments	(0.2)	(0.02)	(0.1)	(0.01)	(1.6)	(0.13)	(1.0)	(0.09)
Income tax benefit related to Transition Tax adjustment	—	—	—	—	(0.4)	(0.04)	—	—
Adjusted earnings	$6.4	$0.53	$8.1	$0.65	$0.1	$0.01	$46.3	$3.74

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

EBITDA, as defined is a non-GAAP financial measure that the Company is providing in this press release. EBITDA, as defined reflects net income (loss) attributable to Park-Ohio Holdings Corp. common shareholders before interest expense, income taxes, depreciation and amortization, and also excludes certain charges and corporate-level expenses as defined in the Company's current revolving credit facility. The Company presents this non-GAAP financial measure because management uses EBITDA, as defined to assess the Company's performance and believes that EBITDA is useful to investors as an indication of the Company's compliance with its Debt Service Ratio covenant in its revolving credit facility. Additionally, EBITDA, as defined is a measure used under the Company's revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA, as defined is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income (loss) or cash flow information calculated in accordance with GAAP. EBITDA, as defined herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income (loss) to EBITDA, as defined:

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(In millions)
Net income (loss) attributable to ParkOhio common shareholders	$5.6	$7.6	$(4.5)	$38.6
Add back:
Interest expense, net	7.4	8.3	30.3	33.8
Income tax expense (benefit)	1.3	2.9	(2.5)	15.2
Depreciation and amortization	8.8	8.7	35.8	34.2
Stock-based compensation	1.7	1.3	6.1	4.1
Plant closure and relation, severance and other costs	2.0	0.6	7.6	4.4
Reversal of contingent consideration liability	(1.0)	—	(1.0)	—
One-time payment to former President	—	—	—	6.0
Other	0.1	(0.1)	1.1	0.5
EBITDA, as defined	$25.9	$29.3	$72.9	$136.8

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,
	2020	2019
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$55.0	$56.0
Accounts receivable, net	248.1	261.3
Inventories, net	310.9	327.2
Unbilled contract revenue	56.9	61.7
Other current assets	35.5	19.5
Total current assets	706.4	725.7
Property, plant and equipment, net	236.6	237.6
Operating lease right-of-use assets	68.6	64.3
Goodwill	110.9	108.4
Intangible assets, net	86.8	90.6
Pension assets	74.8	65.0
Other long-term assets	16.4	18.8
Total assets	$1,300.5	$1,310.4
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$166.7	$175.0
Current portion of long-term debt and short-term debt	11.6	16.8
Current portion of operating lease liabilities	12.9	11.9
Accrued employee compensation	28.1	25.7
Deferred revenue	37.4	35.7
Other accrued expenses	50.4	39.9
Total current liabilities	307.1	305.0
Long-term liabilities, less current portion:
Long-term debt	517.8	545.2
Long-term operating lease liabilities	56.7	53.6
Deferred income taxes	36.8	28.5
Other long-term liabilities	24.2	28.5
Total long-term liabilities	635.5	655.8
Park-Ohio Holdings Corp. and Subsidiaries shareholders' equity	344.2	335.6
Noncontrolling interests	13.7	14.0
Total equity	357.9	349.6
Total liabilities and shareholders' equity	$1,300.5	$1,310.4

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year Ended December 31,
	2020	2019
	(In millions)
OPERATING ACTIVITIES
Net (loss) income	$(4.8)	$39.7
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	35.8	34.2
Stock-based compensation	6.1	4.1
Deferred income taxes	6.2	1.4
Changes in operating assets and liabilities:
Accounts receivable	16.7	6.5
Inventories	18.5	(7.2)
Prepaid and other current assets	(8.2)	3.5
Accounts payable and accrued expenses	0.1	(14.1)
Other	(1.1)	(4.4)
Net cash provided by operating activities	69.3	63.7
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(26.3)	(40.1)
Proceeds from sale of assets	1.4	—
Business acquisitions, net of cash acquired	—	(8.1)
Net cash used by investing activities	(24.9)	(48.2)
FINANCING ACTIVITIES
(Payments on) proceeds from revolving credit facility, net	(29.3)	7.8
Payments on term loans and other debt	(13.0)	(10.3)
Proceeds from other long-term debt	5.5	1.4
Proceeds from (payments on) finance lease facilities, net	1.4	(3.4)
Dividends	(3.2)	(7.0)
Purchases of treasury stock	(7.5)	(0.9)
Payments of withholding taxes on stock awards	(1.2)	(2.9)
Net cash (used) provided by financing activities	(47.3)	(15.3)
Effect of exchange rate changes on cash	1.9	0.1
(Decrease) increase in cash and cash equivalents	(1.0)	0.3
Cash and cash equivalents at beginning of year	56.0	55.7
Cash and cash equivalents at end of year	$55.0	$56.0
Income taxes paid	$5.5	$12.3
Interest paid	$28.3	$31.5

PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(In millions)
NET SALES:
Supply Technologies	$142.9	$136.1	$510.1	$611.5
Assembly Components	131.5	129.0	441.5	539.5
Engineered Products	86.0	114.4	343.6	467.3
	$360.4	$379.5	$1,295.2	$1,618.3

INCOME (LOSS) BEFORE INCOME TAXES:
Supply Technologies	$10.1	$7.6	$30.2	$42.0
Assembly Components	9.7	9.2	8.1	36.2
Engineered Products	(0.8)	7.8	3.5	37.7
Total segment operating income	19.0	24.6	41.8	115.9
Corporate costs	(6.4)	(7.1)	(26.1)	(28.5)
One-time net expense related to former President	—	—	—	(4.3)
Operating income	12.6	17.5	15.7	83.1
Other components of pension income and other postretirement benefits expense, net	1.8	1.4	7.3	5.6
Interest expense, net	(7.4)	(8.3)	(30.3)	(33.8)
Income (loss) before income taxes	$7.0	$10.6	$(7.3)	$54.9

PARKOHIO AND SUBSIDIARIES
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Free cash flow is a non-GAAP financial measure that the Company is providing in this press release. The Company presents free cash flow, which it defines as net cash provided by operating activities less purchases of property, plant and equipment, net because management uses free cash flow to measure its performance. Free cash flow is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, amounts calculated in accordance with GAAP. Free cash flow herein may not be comparable to similarly titled measures of other companies. The following table reconciles net cash provided by operating activities to free cash flow:

	Three Months Ended December 31, 2020	Year Ended December 31, 2020
	(in millions)
Net cash provided by operating activities	$36.5	$69.3
Purchases of property, plant and equipment, net	(11.4)	(24.9)
Free cash flow	$25.1	$44.4